EXHIBIT 10.78

ASSET PURCHASE AGREEMENT

AMONG

FOOD BROKERS, INC.,
AS SELLER,
AND
HOST AMERICA CORPORATION,
AS BUYER

EXHIBITS AND SCHEDULES

Exhibit A		Promissory Note
Exhibit B		Opinion of Counsel to Seller and Principals
Exhibit B.2		Opinion of Counsel to Buyer
Exhibit C		Assumption of Liabilities
Exhibit D		Bill of Sale, Assignment and Conveyance
Exhibit E		Covenant Not To Compete Agreement
Exhibit F		Escrow Agreement
Exhibit G		Assignment of Contract
Schedule 1A	--	Assumed Liabilities (None)
Schedule 1B	--	Purchased Assets
Schedule 3.3	--	Consents, Etc.
Schedule 3.13	--	Contracts
Schedule 4	--	Companies For Which Food Broker may not Provide Catering Services

ASSET PURCHASE AGREEMENT

            THIS ASSET PURCHASE AGREEMENT(the “Agreement”) is executed as of October 29, 2004, by and among FOOD BROKERS, INC, a corporation organized under the laws of Connecticut (“Seller”), Joseph Martucci, Gino Cardillo and Maria Cardillo (collectively, the Principals”) and HOST AMERICA CORPORATION, a corporation organized under the laws of Colorado, or its nominee (“Buyer”) (collectively, the Seller and Buyer shall be referred to as the “Parties”).

RECITALS

            WHEREAS, Buyer wishes to purchase from Seller, and Seller wishes to sell to Buyer, certain of the assets, properties, rights and business of Seller relating to its  food service business (the “Business”) upon the terms and conditions of this Agreement; and

            WHEREAS, the transaction contemplated in this Agreement specifically excludes Seller’s catering operations and assets ”) as more particularly described below; and

            WHEREAS, in order to induce Buyer to purchase such assets, properties, rights and business of Seller, Principals, who will receive a direct, tangible and material benefit from the transactions contemplated by this Agreement and are executing the covenant not to compete annexed hereto as Exhibit E and have consented to this Agreement as set forth in paragraph 9.9 herein.

AGREEMENT

            NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

            For purposes of this Agreement, the following terms shall have the following meanings:

            “Accounts Receivable” shall mean the amounts owing to Seller as of the Closing Date for goods sold or services provided prior to Closing, whether or not Seller has submitted an invoice for such goods or services;

            “Assumed Liabilities” shall mean only the duties, liabilities or obligations of Seller, if any, arising after the Closing Date in connection with the items identified on SCHEDULE 1A, except as otherwise noted on SCHEDULE 1A, and shall specifically exclude, among other things, (i) any liabilities for employment, income, sales, property or other Taxes incurred or accrued by Seller including without limitation as a result of this transaction; (ii) any fees or expenses incurred by Seller in connection with this transaction; (iii) any liabilities for sums borrowed from banks or other Persons, including any interest thereon or expenses related thereto; (iv) any debt, payables or other liabilities to Related Persons other than salary and other payroll related expenses as set forth on SCHEDULE 1A; (v) any liabilities related to any employee benefit plan, including, without limitation, any 401(k), profit sharing or pension plan, whether or not sponsored by Seller; (vi) any claims or litigation pending against Seller; and (vii) any accounts or trade payable of the Business arising or incurred prior to the Closing Date not otherwise expressly assumed by Buyer.

            “Catering Business” shall mean any occasion for which a third party (the “Customer”) requests from Food Brokers (and/or its affiliates) food, beverages, decorations and ancillary services to be provided to Customer, at the location of its choice, for a specified date.  Buyer acknowledges that Seller has provided catering services on an ad hoc basis to some of the entities whose contracts are being assigned by Seller to Buyer hereunder and that such ad hoc catering (whether one or more in any calendar year) may continue (subject to the consent of Host not to be unreasonably withheld, conditioned, or delayed) provided that such catering jobs not involve the core group whose food requirements are the subject of the contracts assigned by Seller to Buyer.  For illustrative purposes only, the parties agree that a request to Food Brokers from FSW for the food, drinks and service necessary for a Holiday Party of the agency’s executive staff would constitute a permissible catering event but that a holiday party for the recipients of the Kidz’ Plate services would be prohibited notwithstanding the fact that such an occasion would be a single event outside the scope of the contract.  Notwithstanding the foregoing, Food Brokers agrees to not accept any Catering Business from those entities listed on Schedule 4 hereof for the duration of the Covenant Not To Compete.

            “Closing” shall mean the consummation of the purchase and sale transaction described herein.

            “Closing Date” shall mean the date on which the Closing occurs, as specified in Section 2.6.

            “Contracts” shall mean those executory contracts listed on Schedule 3.14 hereof.

            “Customer List” shall mean the list of the names and addresses of the specific customers of the Business as set forth in Schedule 3.13.

            “Excluded Assets” shall mean those items listed as such on SCHEDULE 1B hereto.

            “Governmental Entity” shall mean any court, administrative agency, commission, state, municipality or other governmental authority or instrumentality, domestic or foreign, national or international.

            “Liens” shall mean, with respect to the Purchased Assets, all liabilities, claims, liens, charges, pledges, security interests, options, restrictions or other encumbrances of any kind.

            “Material Adverse Effect” shall mean a material adverse effect on the results of operations, financial condition or prospects of the Business.

            “Person” shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity (or any department, agency or political subdivision thereof).

            “Purchase Price” shall mean the aggregate amount to be paid by Buyer to Seller for the Purchased Assets.

            “Purchased Assets” shall mean all of the assets of any kind or nature identified on SCHEDULE 1B, but excluding the Excluded Assets.

            “Records” shall mean all books of account, general, financial and accounting records, files, invoices, payment authorizations, correspondence to and from customers, suppliers and payors, and other data and information owned by Seller on the Closing Date, which relate to the Business, Purchased Assets or Assumed Liabilities.

            “Reference Date” shall mean December 30, 2003.

            “Reference Date Balance Sheet” shall mean the Seller’s unaudited balance sheet as of the Reference Date.

            “Related Person” shall mean any officer, director, employee or consultant of Seller or any holder of five percent (5%) or more of any class of capital stock of Seller or any member of the immediate family of any such officer, director, employee, consultant or Member or any entity controlled by any such officer, director, employee, consultant or Member or a member of the immediate family of any such officer, director, employee, consultant or Member.

            “Taxes” (or “Tax” where the context requires) shall mean all federal, state, county, city, local, foreign and other taxes (including, without limitation, premium, excise, value added, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll-related and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, including deficiencies, interest, additions to tax or interest or penalties with respect thereto.

ARTICLE 2

SALE OF ASSETS; CLOSING

            Section 2.1.  Sale of Assets.  At the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, free and clear of all Liens, good and marketable title to all of the Purchased Assets.  It is intended that the consummation of the purchase and sale of the Purchased Assets will transfer the Business to Buyer as a going concern.

            Section 2.2.  Consideration.  In addition to the assumption of the Assumed Liabilities, if any, the Purchase Price shall be One Million Two Hundred Thousand Dollars ($1,200,000.00).  Buyer shall pay the Purchase Price by certified or bank check or by wire transfer to Seller as follows:

            (i)         the sum of $15,000.00 receipt of which is hereby acknowledged by Seller, subject to collection as a nonrefundable deposit subject only to the satisfaction of all contingencies contained in this Agreement;

            (ii)        at the Closing, the sum of $280,000.00 in cash;

            (iii)       at the Closing, the Buyer would execute and deliver to Seller a non-negotiable promissory note (the “Note”) in the form of EXHIBIT A to this Agreement, which would be subject to a right of offset in the event of a breach of Seller’s covenants under this Agreement or any parties breach of the non competition agreement in favor of the Buyer only upon the terms set forth in the Note and Section 8.2 hereof.  The promissory note to be delivered to the Seller by the Buyer would have a principal amount of $655,000.00 (the “Loan”), would bear interest at the rate of 7.5% per annum, would mature on December 1, 2008, and would provide for the following repayment Schedule:

                        Month one                    $40,000 plus interest
                        Month two                    $40,000 plus interest
                        Month three                  $50,000 plus interest
                        Month four                    $30,000 plus interest
                        Month five                    $15,000 plus interest

                        Month six                      $15,000 plus interest
                        Month seven                 $15,000 plus interest
                        Month eight                   $15,000 plus interest

            Thereafter, commencing on the 13th month following the Date of Closing, Buyer will make equal monthly payments of principal and interest on the outstanding principal balance of the Loan, based on a 15 year amortization schedule; and

            (iv)       Sufficient Shares of Buyers “restricted” Common Stock to equal $250,000 (the “Shares”) based on the average market closing price as quoted on the NASDQ Small Cap Market™ for ten (10) consecutive business days prior to the date Buyer obtains shareholder approval of the issuance of the Shares pursuant to this Agreement.  Buyer shall use its commercially reasonable efforts to solicit from its shareholders proxies in favor of the approval of the issuance of the Shares pursuant to this Agreement and shall take all other action necessary or advisable, including filing a Proxy Statement pursuant to Schedule 14A with the Securities and Exchange Commission (“SEC”) to secure the vote or consent of Buyer’s shareholders as required by the rules and regulations of the SEC, NASDQ Small Cap Market™, and the Colorado Business Corporations Act.  The Shares will be subject to transfer and sale restrictions commencing from the date the Buyer obtains shareholder approval of the issuance of the Shares and extending twelve (12) months from the date of shareholder approval and thereafter pursuant to the terms of Rule 144 of the Securities Act of 1933 (“144 Lockup Period”).  The parties acknowledge that the issuance of the Shares is subject to a certain Securities Purchase Agreement dated as of June 23, 2004 and is subject to certain restrictions imposed by Laurus Master Fund, Ltd. (“Laurus”).  Therefore, in the event the Share Price as calculated above is determined to be less than $4.00 per share, then the Seller shall receive the number of Shares based on a Share Price of $4.00 per share (the “Minimum Share Price”) plus cash in an amount equal to the difference between the calculated Share Price and the Minimum Share Price.  All shares of Common Stock delivered to the Seller will bear a restricted legend prohibiting sale, transfer, pledge, hypothecation, or assignment as set forth in Section 2.2(vi) of this Agreement.

            (v)        In the event the Buyer is unable to obtain the necessary shareholder approval as required by Section 2.2(iv) of this Agreement within twelve (12) months from the date of this Agreement, Buyer shall have no obligation to deliver the shares, but shall instead pay to Seller, the sum of $250,000.00 within seven (7) days thereafter.

            (vi)       The Seller understands that the Buyer will place the following legend and any other legend required by law on the certificates representing the Shares as defined in Section 2.2(iv) of this Agreement:

THE SHARES REPRESENTED BY THIS CERTIFICATE AND THIS CERTIFICATE SHALL NOT BE SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED WITHOUT THE PRIOR WRITTEN CONSENT OF HOST AMERICA CORPORATION.  FURTHER, AND IN ADDITION TO THE FOREGOING, THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR AN APPLICABLE STATE LAW, AND NO INTEREST THEREIN MAY BE SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF SUCH REGISTRATION AND QUALIFICATION WITHOUT AN OPINION OF LEGAL COUNSEL ACCEPTABLE TO THE ISSUER THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED.

The Buyer shall, upon the request of the Seller or any subsequent holder of a stock certificate bearing the foregoing legend and the surrender of such certificate, issue a new stock certificate without the foregoing legend if (1) the stock evidenced by such certificate has been effectively registered under the Securities Act and sold by the holder thereof in accordance with such registration, or (2) such holder shall have delivered to the Buyer a written legal opinion reasonably acceptable to the Buyer to the effect that the restrictions set forth herein are no longer required or necessary under any federal or state law or regulation.

            (viii)      The Seller acknowledges that it has such knowledge and experience in financial and business matters that it is capable of evaluating the risks of the Shares and is able to bear the economic risks associated with ownership of the Shares.  In addition, Seller has reviewed and had the opportunity to ask questions of Buyer with respect to the information including financial statements included in Buyer’s reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

            Section 2.3.  Escrow Agreement.At the Closing, the Buyer would deposit with a mutually acceptable escrow agent the sum of $250,000 which would be held in escrow pursuant to the  Escrow Agreement.

            Section 2.4.  Buyer’s Assumption of Liabilities  On the terms and subject to the conditions set forth in this Agreement, and in further consideration of the transfer of the Purchased Assets, at the Closing Buyer shall assume only those duties, liabilities or obligations of Seller included in the Assumed Liabilities, if any.

            Section 2.5.  Closing  The Closing shall take place (via facsimile, telephone, mail and other mutually acceptable means of communication and delivery) at the offices of Seller’s counsel, Zeldes, Needle & Cooper, PC at 9:00 a.m. on or before October 13, 2004 or at such other time and location as the parties hereto shall agree in writing, provided however, that in the event the Closing has not occurred on or before October 29, 2004 either party may cancel this Agreement without liability (although any non-refundable deposit shall not be returned) so long as the party seeking cancellation is not the party responsible for the delay.

            Section 2.6.  Deliveries by Seller at Closing  At the Closing, Seller shall convey, transfer, assign and deliver to Buyer all of the Purchased Assets, including good and merchantable title to all personal property included therein, free and clear of all Liens.  At the Closing (except for section (h) which shall be a post-closing matter), Seller shall deliver to Buyer:

            (a)        A certificate of Seller, dated as of the Closing Date, certifying in such detail as Buyer may reasonably request to the fulfillment of the conditions specified in Section 6.1;

            (b)        An opinion of Seller’s and Principals’ counsel, dated the Closing Date, to the effect and substantially in the form of EXHIBIT B to this Agreement;

            (c)        the Original fully executed Contracts together with valid assignments of all contracts together with necessary consents and confirmations from the parties to said contracts in form and substance reasonably acceptable to Buyer;

            (d)        Covenant Not to Compete executed by Joseph Martucci, Maria Cardillo and Gino Cardillo in the form of EXHIBIT C to this Agreement;

            (e)        Bill of Sale in the form of EXHIBIT D, and such assignments and other instruments of transfer as may be reasonably satisfactory to Buyer’s counsel, and with such consents to the conveyance, transfer and assignment thereof as may be necessary to effect the conveyance, transfer, assignment and delivery of the Purchased Assets and to vest in Buyer the title specified in this Section.

            (f)        UCC Termination Statements for all  liens on Purchased Assets;

            (g)        Good Standing Certificates or Certificates of Legal Existence of recent date for Seller from the Secretary of State of the State of Connecticut;

            (h)        Certificates issued of recent date by the Tax authorities of the State of Connecticut in accordance with Section 5.12(d) hereof; and

            Simultaneously with the delivery referred to in this Section, Seller shall take or cause to be taken all such actions as may reasonably be required to allow Buyer to take actual possession and control of the Purchased Assets. Seller shall locate all items of personal property which are a part of the Purchased Assets on the loading dock at the Seller’s Bridgeport location. Buyer shall be solely responsible for any costs associated with the physical delivery of the Purchased Assets from said loading dock to Buyer’s location(s).

            Section 2.7.  Deliveries by Buyer at Closing  At the Closing, Buyer shall deliver to Seller:

            (a)        Assumption Agreement in the form attached hereto as EXHIBIT C, fully executed by Buyer, pursuant to which Buyer assumes, as of the Closing Date, the future payment and performance of the Assumed Liabilities;

            (b)        In accordance with Section 2.2 of this Agreement, Buyer shall deliver to Seller an amount equal to such portion of the Purchase Price then due to be paid;

            (c)        Promissory Note in the form attached hereto as EXHIBIT A;

            (d)        Escrow Agreement and all sums to be placed in escrow pursuant thereto;

            (e)        Good Standing Certificates; and

            (f)        An opinion of Buyer’s counsel, dated the Closing Date, to the effect and substantially in the form of Exhibit B.2.

            Section 2.8.  Allocation of Purchase Price  The parties agree that the Purchase Price and the Assumed Liabilities shall be allocated among the Purchased Assets as determined by Buyer based upon allocation principles which are reasonable and consistent with applicable law.  Buyer shall provide Seller with an allocation schedule within one hundred eighty (180) days following the Closing Date.  Each party agrees that it shall not take any position that varies from or is inconsistent with such allocation in any filing made by such party with the Internal Revenue Service (“IRS”) or any other governmental or regulatory authority, except to the extent an adjustment to the allocation is required by the IRS subsequent to an IRS audit.  The parties hereby agree that the allocation shall be prepared in a manner consistent with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and the income tax regulations promulgated thereunder.  Buyer and Seller agree to timely file IRS Form 8594 based on the allocation of the purchase price provided under this Section 2.9.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

AND PRINCIPALS

            Seller represents and warrants to Buyer as follows:

            Section 3.1.  Organization and Power.  Seller is a corporation duly organized and validly existing under the laws of Connecticut.  Seller has full power and authority to own its properties and conduct the business presently being conducted by it.  Seller has full legal power, authority and capacity to execute this Agreement and to consummate the transactions contemplated by this Agreement.

            Section 3.2.  Authorization.  The execution, delivery and performance of this Agreement by Seller have been duly authorized and approved by all requisite action on the part of its directors and Principals.  This Agreement constitutes the valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to or limiting creditors’ rights generally and by equitable principles.

            Section 3.3.  No Conflict.  The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and the compliance with the terms hereof will not, (a) violate any law, judgment, order, decree, statute, ordinance, rule or regulation applicable to Seller, or any permit, license or approval of any Governmental Entity, (b) conflict with any provision of Seller’s articles of organization or operating agreement, (c) result in any violation of, and will not conflict with, or result in a breach of any terms of, or constitute a default under, any mortgage, instrument or agreement to which Seller is a party or by which Seller or any of the Purchased Assets is bound, or create any Lien upon any of the Purchased Assets, or (d) require any notice to, or consent, approval, order or authorization of, or the registration, declaration or filing with, any Governmental Entity or other third party, except as set forth on Schedule 3.3.

            Section 3.4.  Title to Purchased Assets.  Seller has good, valid and marketable title to all of the Purchased Assets, free and clear of all Liens except for those liens for which a release will be provided.  No other party has any rights or claims to possession of any of the Purchased Assets.  None of the Purchased Assets are subject to any option, contract, arrangement or understanding that would restrict Seller’s ability to transfer the Purchased Assets to Buyer as contemplated herein.

            Section 3.5.  Condition of Purchased Assets.  All of the Purchased Assets which constitute equipment are in good operating condition and repair, ordinary wear and tear excepted, and in the state of maintenance, repair and operating condition required for the proper operation and use thereof in the ordinary and usual course of business by Seller.

            Section 3.6.  Financial Statements.  Seller has delivered to Buyer financial information respecting Seller (the “Financial Statements”), as follows:  (i) unaudited balance sheet of Seller dated  September 30, 2002 and 2003 and related unaudited profit and loss statements of Seller for twelve months then ended respectively; and (ii) the Reference Date Balance Sheet .  The Financial Statements fairly present the financial position and results of operations of Seller for the periods then ended and the financial position of Seller at the dates thereof.  Seller’s books of account are and, during the period covered by the Financial Statements were, correct and complete in all material respects, fairly and accurately reflect or reflected the income, expenses, assets and liabilities of Seller, including the nature thereof and the transactions giving rise thereto, and provide or provided a fair and accurate basis for the preparation of the Financial Statements.

            Section 3.7.  Credits.   There are no outstanding customer credits or allowances (including allowances for bad debts) which have been authorized by Seller prior to the Closing Date relating to the contracts.

            Section 3.8.  Pre-Bill.  Seller has not pre-billed or received prepayment or deposits for products to be sold, services to be rendered, or expenses to be incurred subsequent to the Closing Date, except as set forth in Schedule 3.8 hereto.

            Section 3.9.  Litigation.  There is no suit, action or proceeding pending against or affecting Seller relating to the Business, the Purchased Assets, or the transactions contemplated hereby, nor is there any such suit, action or proceeding threatened against Seller.  Neither Seller nor the Business is subject to any order of a Governmental Entity.

            Section 3.10.  Compliance: Business Practices.  Seller has all necessary licenses, permits and other approvals of Governmental Entities necessary to operate the Business as now conducted, each of which is in good standing, and Seller has conducted the Business and properly filed all necessary reports in accordance with applicable laws and regulations.

            Section 3.11.  Absence of Undisclosed Liabilities.  Seller does not have any material liabilities or obligations, either accrued, contingent or otherwise, which are not reflected in (i) the Reference Date Balance Sheet or (ii) in this Agreement or the Schedules hereto, except as have been incurred in the ordinary course of business since the Reference Date.

            Section 3.12.  Absence of Certain Changes.  Since the Reference Date, neither Seller nor the Business has or will have as of the Closing:

            (a)        suffered any change in its financial condition, assets, liabilities, net worth or business from that shown on the Reference Date Balance Sheet that, either individually or in the aggregate, has had a Material Adverse Effect;

            (b)        suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting its properties or the Business;

            (c)        declared or made or agreed to declare or make any distributions of any cash or other assets of any kind whatsoever to any Member;

            (d)        mortgaged, pledged, hypothecated or otherwise encumbered any of its material assets, tangible or intangible (except as disclosed to Buyer and for which releases will be obtained);

            (e)        sold or transferred any of its assets, property or rights, or canceled or agreed to cancel any of its debts or claims, except for fair value, in the ordinary course of business;

            (f)        incurred any commitment (through negotiations or otherwise) or any liability to any labor organization, or been involved in any labor dispute;

            (g)        materially increased the amount of its indebtedness, obligations or liabilities;

            (h)        entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase a material part of its assets, property or rights;

            (i)         with respect to the Contracts, placed any orders for materials, merchandise or supplies in exceptional or unusual quantities based upon past operating practices or accepted orders from customers under conditions relating to price, terms or payment, time or delivery, or like matters materially different from the conditions regularly and usually specified on acceptance of orders for similar merchandise from customers similarly situated;

            (j)         made any change in the accounting practices or methods followed by it;

            (k)        engaged in any restructuring or changed its constitutive or organizational documents; or

            (l)         entered into any other transaction other than in the ordinary course of business, or been involved in any event or experienced any condition of any character, that, either individually or in the aggregate, has had a Material Adverse Effect on Seller, any of the Purchased Assets or the Business.

            Section 3.13.  Contracts and Customer Lists.   SCHEDULE 3.13 lists all of the contracts, leases, arrangements and understandings including, without limitation, food service agreements and current customers, which relate to the Business as it is conducted by Seller (the “Contracts”) to be assigned to Buyer hereunder, each of which was entered into, arrived at or conducted on behalf of Seller with appropriate authority and in accordance with Seller’s customary practices.  Neither Seller nor the other parties to such Contracts, arrangements and understandings are in default thereof and all Contracts are valid and in effect.  Seller has not received notice of default under any Contract, and knows of no event that has occurred or that is expected to occur which (after notice and lapse of time or both) would become a breach or default under, or otherwise permit unilateral modification, cancellation, acceleration or termination of any such Contract.  None of the parties to any of the contracts have given any notice or made any threat or otherwise revealed an intent to cancel or otherwise terminate its relationship with Seller, to materially and adversely change the relationship, to substantially reduce the volume of business it currently does with Seller or to refuse to renew any Contract when it expires.

            Section 3.14.  Environmental Matters.

            (a)        There are no outstanding or, to the best of Seller’s knowledge, threatened actions, claims, proceedings, determinations or judgments by any party, including but not limited to any Governmental Entity, against or involving Seller, in any manner arising under any national, international, federal, state, local or other environmental, health or safety law, regulation, order or requirement or requiring the remediation or removal of an existing condition or substance, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act (collectively, the “Environmental Laws”).  Seller has not received any notice of, nor is Seller aware of, any outstanding or threatened orders, determinations or notices of violation issued by any Governmental Entity administering any Environmental Law in connection with ownership of or operation by Seller of the Business which have not been complied with or resolved to the satisfaction of such Governmental Entity.

            (b)        The Business is being and has been operated in compliance with all Environmental Laws including, but not limited to, all discharges into or onto the soil and/or the ground or surface water, emissions into the ambient air, and generation, accumulation, labeling, transportation, handling, treatment, storage and disposal of waste material or process by-products (including solid, hazardous or toxic waste or hazardous materials or substances, if any) or removal of any existing condition, material  or substance.  Seller has complied with all notice, record keeping and reporting requirements imposed by any Governmental Entity and any informational requests or demands arising under any Environmental Law.

            (c)        Seller has not released, disposed of or caused or permitted the disposal of any solid waste, hazardous waste, hazardous material or hazardous substance, as such terms are defined by Environmental Laws (the “Controlled Substances”) upon any of the real properties from which Seller has conducted its Business.  Seller has not, directly or indirectly, disposed of Controlled Substances off-site.

            (d)        There are no pending or, to the best of Seller’s knowledge, threatened actions, claims, proceedings or judgments against Seller by any present or former officers, agents or employees of Seller alleging or involving personal injury or damage as a result of the violation of any Environmental Laws or otherwise involving environmental conditions under which such persons were employed nor, to the best of Seller’s and Principals’ knowledge, is there a basis for commencing any such action, claim or proceeding.

            (e)        To the best of Seller’s knowledge, the transactions contemplated by this Agreement are not subject to any environmental transfer act in any jurisdiction in which Seller maintains any tangible personal property or fixtures, or owns, leases, rents or occupies any real property, nor are there any permits or approvals or the transfer of any permits or approvals required by a Governmental Entity for the transactions contemplated by this Agreement.

            Section 3.15.  Taxes.

            (a)        Seller has prepared and filed all federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to any and all Taxes concerning or attributable to Seller, the Purchased Assets or the Business which Seller is required to file on or before the Closing and such Returns were to the best of Seller’s knowledge, true and accurate and were completed in accordance with applicable law when filed.

            (b)        Seller has (i) paid all Taxes it is required to pay and (ii) withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

            (c)        No audit or other examination of any Return of Seller is presently in progress, nor has Seller been notified of any request for such an audit or other examination.

            (d)        There are (and as of immediately following the Closing there will be) no Liens on the Purchased Assets relating to or attributable to Taxes.

            Section 3.16.  Insurance.   The Purchased Assets constituting personal property are insured for Seller’s benefit and will continue to be so insured through the Closing, in amounts and against risks that are commercially reasonable.

            Section 3.17.  Powers of Attorney.   No Person has any power of attorney to act on behalf of Seller in connection with any of its properties or business affairs other than such powers to so act as normally pertain to the officers of Seller.

            Section 3.18.  Brokers.  There are no claims for brokerage commissions, finder’s fees or similar compensation arising out of or due to any act of or on behalf of Seller or in connection with the transactions contemplated by this Agreement, except for any compensation due Martin Gannon (if any) for which Seller hereby indemnifies Buyer.

            Section 3.19.  Statements not Misleading.  Seller and Principals have disclosed all facts, events or transactions which are material to the Purchased Assets and the Business.  No representation or warranty of Seller or Principals or document furnished by Seller or Principals hereunder is false or inaccurate in any material respect or contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make the statements contained herein or therein not misleading.

            Section 3.20.   Relationship of Principals.  The Principals represent and warrant that as of the date hereof the persons named below are now the sole shareholders, duly qualified and acting officers and /or directors of the Seller:

                                                Title

            Joseph Martucci            employee only

            Gino Cardillo                 officer only (Treasurer)

            Maria Cardillo               sole shareholder, President, Director

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

            Buyer hereby represents and warrants to Seller, as of the Closing Date, as follows:

            Section 4.1.  Organization and Power of Buyer.   Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado.  Buyer has full corporate power and authority to own its properties and conduct the business presently being conducted by it, to execute this Agreement, and to consummate the transactions contemplated by this Agreement.

            Section 4.2.  Authorization.   Subject to the partial shareholder approval requirement under 2.2(iv) hereof (the “Shareholder Approval”), the execution, delivery and performance of this Agreement by Buyer have been duly authorized and approved by all requisite action on the part of Buyer, and this Agreement constitutes the valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to or limiting creditors’ rights generally and by equitable principles.

            Section 4.3.  No Conflict.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and the compliance with the terms hereof will not, (a) violate any law, judgment, order, decree, statute, ordinance, rule or regulation applicable to Buyer, or any permit, license or approval of any Governmental Entity, (b) conflict with any provision of Buyer’s certificate of incorporation or by-laws, (c) result in any violation of, and will not conflict with, or result in a breach of any terms of, or constitute a default under, any mortgage, instrument or agreement to which Buyer is a party or by which Buyer is bound, or (d) subject to the Shareholder Approval require any notice to, or consent, approval, order or authorization of, or the registration, declaration or filing with, any Governmental Entity or other third party.

            Section 4.4.  Solvency.  Buyer is not now nor, for the 120 days prior to executing this Agreement, has been insolvent and, for such period of time, paid all of its debts and obligations as they became due.  None of the transactions and undertakings contemplated in this Agreement, including the faithful performance of all of Buyer’s obligations under the Note, shall render Buyer insolvent.

            Section 4.5.  Litigation.  There is no material , uninsured suit, action or proceeding pending against or affecting Buyer or any of its affiliated entities.  Neither Buyer nor any of its affiliated entities is subject to any order of a Government Entity.

            Section 4.6.  Compliance:  Business Practices.  Buyer has all necessary licenses, permits and other approvals of Governmental Entities necessary to conduct its affairs and operate the Business post-Closing.

            Section 4.7.  Due Diligence.  Buyer has been provided with adequate opportunities to review contracts, assess assets and otherwise satisfy itself with the value of the Purchased Assets.

            Section 4.8.  SEC.  There are no pending or threatened investigatory or enforcement actions against or implicating Buyer of any kind.

ARTICLE 5

COVENANTS

            Section 5.1.  Covenants not to Compete.

            (a)        Non-Competition.  Seller and Principals hereby agree to each deliver  the Covenant Not To Compete (the “Covenant Not To Compete”) substantially in the form of EXHIBIT E attached hereto and made a part hereof.

            (b)        Acknowledgment.  Seller and Principals acknowledge that this covenant not to compete is a mandatory condition precedent to the Closing of the transactions contemplated by this Agreement, and that, in the absence of the preceding covenant not to compete, Buyer would not have consented to the Closing.

            Section 5.2.  Passage of Title and Risk of Loss.   Legal title, equitable title, and risk of loss with respect to the property and rights to be transferred hereunder shall not pass to Buyer until the property or right is transferred at the Closing and possession thereof is delivered to Buyer.

            Section 5.3.  Transfer of Goodwill and Business.   From and after the Closing Date, Seller shall, when requested to do so by Buyer, provide reasonable good faith assistance to effectuate a smooth transfer of the Business and goodwill to Buyer.

            Section 5.4.  Expenses; Transfer Taxes.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.  Any sales, use, franchise, conveyance or other transfer Tax which becomes payable by any of the parties to this Agreement as a result of the conveyance and transfer from Seller to Buyer of the Purchased Assets or otherwise as a result of the transactions contemplated hereby and any other transfer or documentary Taxes or any filing or recording fees applicable to such conveyance and transfer shall be paid by Seller, and Seller shall promptly provide Buyer with proof of payment of such Taxes.

            Section 5.5.  Taxes.

            (a)        Continuing Obligation.  Seller shall be responsible for and pay when due all of Seller’s Taxes attributable to, levied or imposed upon or incurred in connection with the Purchased Assets or the Business relating or pertaining to the period (or that portion of any period) ending on or prior to the Closing Date.  Seller shall continue to timely file within the time period for filing, or any extension granted with respect thereto, all of Seller’s Tax Returns required to be filed in connection with the Purchased Assets and such Tax Returns shall be true and correct and completed in accordance with applicable laws.

            (b)        Status at Closing.  At Closing, Seller shall have (i) paid all Taxes it is required to pay as of such time, and (ii) withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld as of such time, if any.

            (c)        Tax Elections.  No new elections with respect to Taxes, or any changes in current elections with respect to Taxes, affecting the Purchased Assets shall be made after the date of this Agreement without the prior written consent of Buyer.

            (d)        Cooperation and Records Retention.  Seller and Buyer shall each (i) provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Return, audit or other examination by any taxing authority or judicial or administrative proceeding relating to liability for Taxes, (ii) retain and provide the other with any records or other information which may be relevant to such Return, audit or examination, proceeding or determination, and (iii) provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Return of the other for any period.  Without limiting the generality of the foregoing, Buyer and Seller shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Returns, supporting work schedules and other records or information which may be relevant to such Returns for all tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

            Section 5.6.  Post-Closing Covenants.  Seller and Principals shall make no attempt to collect any Accounts Receivables as of the Closing Date for a period of thirty (30) days after the date of Closing without the consent of Buyer.  Buyer shall have no obligation whatsoever to collect such Accounts Receivable for the benefit of Seller.

ARTICLE 6

CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS

            All obligations of Buyer under this Agreement are subject to the fulfillment, prior to or at the Closing Date, of each of the following conditions:

            Section 6.1.  Representations and Warranties Accurate.  All representations and warranties of Seller and Principals contained in this Agreement shall have been true when made and shall be true at and as of the Closing Date, except as otherwise specifically contemplated by this Agreement.  Seller shall have complied with all covenants and conditions required to be performed or complied with by it prior to or at the Closing Date.  Seller shall furnish Buyer with an appropriate certificate to the foregoing effect as of the Closing Date.

            Section 6.2.  Opinion of Counsel to Seller and Principals.  Buyer shall have been furnished with an opinion of counsel to Seller and Principals, dated the Closing Date and addressed to Buyer, on the matters set forth in EXHIBIT B.

            Section 6.3.  Litigation Affecting Closing.   No action, suit or proceeding shall be pending or threatened by or before any court or Governmental Entity in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

            Section 6.4.  Instruments of Sale, Etc.   Seller shall have executed and delivered to Buyer such instruments of sale, conveyance, transfer and assignment satisfactory to counsel for Buyer as are necessary or desirable to vest in Buyer title to all of the Purchased Assets or to confirm the status of title to the Purchased Assets.

            Section 6.5.  Consents.  All authorizations, approvals, permits or consents of any Governmental Entity or third Person necessary for the consummation of the transactions contemplated by this Agreement shall have been duly obtained by Seller in writing, shall be effective on the Closing Date, and shall have been delivered to Buyer.

            Section 6.6.  No Material Adverse Effect.   There shall not have occurred any event listed in Section 3.13 that would have a Material Adverse Effect on the Business, the Purchased Assets or the Assumed Liabilities.

            Section 6.7.  Deliveries at Closing.  Seller and all Principals shall have delivered to Buyer, fully executed by all applicable parties, each of the items specified in Section 2.7 of this Agreement.

            Section 6.8.  Update of Schedules.  Seller shall have updated all of the Schedules hereto as of the Closing Date.

            Section 6.9.  Approval by Board of Buyer.  The Board of Directors of Buyer shall have approved this Agreement and the transactions contemplated hereby.

            Section 6.10.  Approval by Laurus.  Laurus shall have delivered to Buyer Laurus’ written approval of  this Agreement and the transactions contemplated hereby

ARTICLE 7

CONDITIONS PRECEDENT TO SELLER’S

AND PRINCIPALS’ OBLIGATIONS

            All obligations of Seller and Principals under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

            Section 7.1.  Representations and Warranties Accurate.   All representations and warranties of Buyer contained in this Agreement shall have been true when made and shall be true in all material respects at and as of the Closing Date, except as otherwise specifically contemplated by this Agreement.  Buyer shall have performed and complied in all material respects with all covenants and conditions required to be performed or complied with by it prior to or at the Closing Date.

            Section 7.2.  Litigation Affecting Closing.  No action, suit or proceeding shall be pending or threatened by or before any court or Governmental Entity in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

            Section 7.3.  Deliveries at Closing.   Buyer shall have delivered to Seller, fully executed by Buyer, each of the items specified in Section 2.8 and will have fully complied with Section 2.2 and 2.7 of this Agreement.

ARTICLE 8

INDEMNIFICATION

            Section 8.1.  Indemnification.  Seller (without limitation) and Principals jointly and severally (with respect solely to the specific representations and covenants of Principals contained in 5.1 hereof) on the one hand, and Buyer on the other hand, shall hold harmless and indemnify one another from and against any and all liability, loss, damage or expense, including attorneys’ fees and other expenses, resulting from the breach by the indemnifying party of its representations, warranties and covenants under this Agreement.  Seller Principals jointly and severally (however, the Principals’ indemnity relates solely to damages resulting from a violation of the covenants of Principals described in Section 8.1(c) below) shall hold harmless and indemnify Buyer from and against any and all liability, loss, damage or expense, including attorneys’ fees and other expenses, resulting from:

            (a)        any account payable, liability or obligation of Seller or the Business as operated by Seller through the Closing Date (other than the Assumed Liabilities), whether or not such liability or obligation was disclosed to Buyer;

            (b)        any warranty claim asserted after the Closing Date on account of a sale or installation made prior to the Closing Date; and

            (c)        any violation of the Covenant Not To Compete by Seller or any Principals.

            Section 8.2.  Set-Off. Buyer shall be entitled to claim a set-off against the unpaid portions of the Purchase Price for any alleged liabilities, losses, damages or expenses which are incurred by Buyer or the Business as a result of the occurrence of any breach for which Seller has indemnified Buyer pursuant to the terms of this Agreement, including without limitation any violation of the Covenant Not To Compete by Seller or any Principals. and the indemnified claims set forth in Section 8.1 of this Agreement (a “Claimed Set-Off”).  Prior to effecting (solely in the manner provided herein) any such Claimed Set-Off, Buyer shall give Seller written notice of such Claimed Set-Off with supporting documentation establishing the amount of the Claimed Set-Off.  Seller shall have ten (10) business days within which to respond, in writing, to Buyer’s Claimed Set-Off.  In the event Seller disputes the asserted basis for the Claimed Set-Off and the parties are unable to resolve the matter within thirty (30) days of Seller’s receipt of Buyer’s notice of a Claimed Set-Off, then Buyer shall pay into escrow any payments under the Note until such time as the dispute is resolved in the manner described in Section 10.1 hereof.

            Section 8.3.  Survival.  The representations, warranties and covenants of indemnification contained in this Agreement shall survive the Closing, regardless of any investigation or due diligence inquiry that may have been made on behalf of the party for whose benefit the representations, warranties and covenants were made.

            Section 8.4.  Bulk Sales Laws.  Buyer hereby waives compliance by Seller with the provisions of any bulk sales or bulk transfer laws of any jurisdiction in connection with the transaction contemplated hereby and Seller and , jointly and severally, agree to indemnify Buyer and hold it harmless against any liability, loss or damage arising from claims or demands of whatever nature, including attorneys’ fees incurred in contesting the same, asserted by any present or future creditor of Seller or other Person (including, without limitation, a trustee in bankruptcy or debtor in possession under the U.S. Bankruptcy Code) against Buyer or the Purchased Assets for noncompliance with bulk transfer or sale laws or similar laws which may be applicable to the sale or transfer of the Purchased Assets.

ARTICLE 9

MISCELLANEOUS

            Section 9.1.  Notices.  All notices, requests, demands and other communications hereunder shall be in writing and delivered personally or sent by overnight delivery, postage prepaid to the addresses set forth below:

To Buyer:	With a copy to:

David Murphy	William M. Petroccio, Esq.
Host America	Quatrella & Rizio, LLC
Two Broadway	One Post Road
Hamden, CT 06518-2697	Fairfield, CT 06824
Phone: (203) 248-4100, Ext. 308	Phone: (203) 255-9928

To Seller :	With a copy to:

Food Broker’s Inc.	Maximino Medina, Jr., Esq.
1407 Fairfield Avenue	Zeldes, Needle & Cooper P.C.
Bridgeport, CT 06605	1000 Lafayette Blvd.
Bridgeport, CT 06604
Phone: 333-9441

            Section 9.2.  Entire Agreement.   This Agreement (including the schedules and exhibits hereto) constitutes the sole understanding of the parties with respect to the subject matter hereof.

            Section 9.3.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            Section 9.4.  Parties in Interest; Assignment.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns, and any assignment of this Agreement or the rights hereunder by Seller or Principals without the prior written consent of Buyer shall be void.

            Section 9.5.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without reference to its conflicts of laws principles.

            Section 9.6.  Schedules and Headings.  All of the schedules and exhibits attached hereto are a part of this Agreement and all of the matters contained therein are incorporated herein by reference. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute part of this Agreement.

            Section 9.7.  Amendment.   This Agreement may be amended only by the parties hereto by any instrument in writing signed by or on behalf of each of the parties hereto.

            Section 9.8.  Waiver.   Any term or provision of this Agreement may be waived only in writing by the party or parties who are entitled to the benefits being waived.

            Section 9.9.  Consent By Principals.  The Principals consent to Seller executing this Agreement and performing all of the obligations contemplated hereunder.  Principals personally assume only those obligations specifically described herein including, but not necessarily limited to, those relating to the Covenant Not To Compete.

ARTICLE 10

ARBITRATION

            Section 10.1. Any controversy or claim arising out of or relating to this Agreement or the existence, validity, breach or termination thereof, whether during or after its term, will be finally settled by compulsory arbitration.  However, in the event of any such controversy or claim, (i) neither party will initiate arbitration within the first thirty (30) days after the aggrieved party first notifies the other party of the controversy or claim, and (ii) during such thirty (30) day period, representatives of both parties meet at least once in Bridgeport, Connecticut, to endeavor in good faith to amicably resolve the controversy or claim.  To initiate arbitration, either party will submit to the opposing party a written demand for arbitration together with a statement of claim.  The opposing party shall submit a response within thirty (30) days, and the parties agree to appoint the sole arbitrator within thirty (30) days thereafter.  The arbitrator shall be an arbitrator available under the auspices of the American Arbitration Association, who is experienced in matters involving the food services industry.  The procedures to govern the arbitration will be determined by the arbitrator based on written proposals from the parties, and the arbitration will commence not later than 120 days after submission of the original demand.  Unless otherwise agreed by the parties, the arbitration proceeding will take place during a period not exceeding sixty (60) days in Bridgeport, Connecticut.  The arbitral award will be the exclusive remedy of the parties for all claims, counterclaims, issues or accountings presented or plead to the arbitrator.  Judgment upon the arbitral award may be entered in any court that has jurisdiction thereof.  Any additional costs, fees or expenses incurred in enforcing the arbitral award will be charged against the party that resists its enforcement.

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            IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement as of the date first above written.

FOOD BROKER’S INC.                                           HOST AMERICA CORPORATION

By  /s/ Maria Cardillo                                                    By  /s/ Geoffrey Ramsey
      Name:  Maria Cardillo                                                   Name:  Geoffrey Ramsey
     Title:  President                                                            Title:   Chief Executive Officer

/s/ Maria Cardillo
Maria Cardillo
Pursuant to Section 9.9

/s/ Gino Cardillo
 Gino Cardillo
Pursuant to Section 9.9

/s/ Joseph Martucci
Joseph Martucci
Pursuant to Section 9.9